PEARSON Assessments

INTERNATIONAL JOINT MARKETING AND SALES AGREEMENT

This International Joint Marketing and Sales Agreement is effective November 1, 2006 ("Effective Date"), between Pearson Assessments, a business of Pearson NCS, Inc., a Minnesota corporation, with principal offices located at 1313 Lone Oak Road, Minneapolis, MN 55121-1334 ("Pearson") and Chatsworth Data Corporation, a California corporation, with principal offices located at 20710 Lassen Street, Chatsworth, CA 91311 ("Chatsworth").

1. Definitions.

a. "Agreement" means this International Joint Marketing and Sales Agreement, including Schedules A and B, attached hereto.

b. "Customer" means any party which purchases any Equipment (as defined below) from DEALER (as defined below).

c. "DEALER" means any of Pearson's international distributors party to a Pearson International Distribution Agreement who have further agreed to sell and perform maintenance on the Equipment.

c. "Equipment" means the Chatsworth Automatic Feed Optical Mark Reader (ACF-200), accessories listed on Schedule A attached hereto and other Chatsworth products mutually agreed upon, to be jointly marketed by Chatsworth and Pearson and sold by DEALERs along with software, NCS forms, hardware maintenance, and software support services.

d. "Base Cost" means the portion of the total revenue for each sale to which the 12% commission is applied.

2. Appointment. Chatsworth appoints Pearson and Pearson accepts appointment as Chatsworth's exclusive marketing agent outside the United States to promote Chatsworth sales of the Equipment (as listed in the attached Schedule A) through allowing Chatsworth access to Pearson's team of international distributors in their assigned territory.

3. Chatsworth's Responsibilities. Chatsworth will:

a. Sales.

i. Approve each transaction at Chatsworth's sole discretion, and have sole authority to sign and/or modify the customer agreement, make concessions, and authorize returns;
ii. Make the Equipment available to DEALER in such reasonable quantities as DEALER may order at the discounts set forth in Schedule A (Chatsworth may, at its discretion negotiate different discounts in response to specific DEALER requests);
iii. Provide sales training and orientation on Equipment at Pearson sponsored quarterly and annual sales meetings (Chatsworth to bear all cost associated with such training and attendance);
iv. Work with Pearson to develop and implement sales promotions and reward programs for DEALERs;
v. Provide DEALERs with sufficient amounts of marketing and sales brochures and pamphlets;
vi. Allow each DEALER to purchase a minimum of one (1) piece of Equipment for demonstration purposes at the 100 unit price shown in Schedule A. Pearson receives no commission for this demo unit;
vii. Fulfill DEALERS request for an adequate supply of spare parts and service manuals sufficient for DEALER to service the Equipment on an ongoing basis;
viii. Forward all lead and/or sales opportunities outside the U.S. to the appropriate dealer in said territory and/or Pearson to facilitate said sale;
ix. Include Pearson International Distributor locations on the Chatsworth web site as approved by Pearson; and,
x. Work with DEALERs to negotiate discounts, arrange for custom programming and respond to any BID proposal, as requested by DEALERs.

b. Compensation.

i. Pay to Pearson a quarterly sales commission of twelve percent (12%) of Chatsworth's Base Cost to the DEALER based on paragraph 6.a. due and payable by the 30th day of the month after the calendar quarter.;
ii. Charge against Pearson's account the amount of any commissions already credited or paid to Pearson in connection with customer returns; and,
iii. Issue all invoices in connection with the Equipment and have responsibility for all risks in association with collection of such invoices which may be subject to Chatsworth's credit review and approval.

c. Customer Support and Maintenance.

i. Provide second call Equipment support/maintenance and technical assistance;
ii. Provide DEALER with sufficient quantities of sales literature and service manuals in English for distribution and/or translation into the DEALER's preferred language at no additional cost to Pearson or DEALER.
iii. Provide annual technical support and installation training at Pearson Distributor conferences (all cost associated with Chatsworth's training and participation to be covered by Chatsworth);
iv. Ship the Equipment and all Equipment upgrades to DEALER or Customer locations, per DEALER request; and
v. Work with the DEALER and Customer to determine their requirements.

In the event Chatsworth decides to discontinue, modify, replace, and/or redesign any and/or all of the Equipment at any time, Chatsworth will provide Pearson with, at a minimum six (6) months prior written notice prior to discontinuance.

4. Pearson's Responsibilities. Pearson agrees to perform the following functions:

a. Marketing.

i. Include information on Equipment at industry trade shows, presentations and group demonstrations given by Pearson to DEALERs ; and,
ii. Provide non-confidential customer and market information, as is available.

b. Sales.

i. Select the DEALERS to sell Chatsworth products in conjunction with this Agreement;
ii. Cooperate fully with Chatsworth in dealing with any DEALER issues;
iii. Immediately report to Chatsworth any material change in DEALER's relationship with Pearson;
iv. Employ or retain an organization of DEALER's employing well-trained and qualified sales and technical person(s), including support specialist(s) certified by Pearson to support Pearson products, but capable of also supporting the Equipment. Chatsworth shall bear the sole responsibility for training DEALERs on the Equipment;
v. Notify and allow adequate time for and space for presentation and display of the Equipment at Pearson sponsored quarterly and annual sales conventions;
vi. Working with Chatsworth to develop and implement sales promotions and reward programs for DEALER's sales force; and,
vii. Communicate to Chatsworth the names and contact information of all DEALERs selected by Pearson to sell the Equipment and all information Pearson deems relevant to such DEALERs and said relationship with Chatsworth excluding any Confidential information.

5. Chatsworth Product Orders. DEALER shall communicate directly with Chatsworth to place orders for the Equipment by providing Chatsworth with an authorized purchase order via Chatsworth's secured website. Pearson will be copied on all purchase orders and notified of shipments made so that Pearson may reconcile its records against any quarterly payments and/or year end payments made to Pearson by Chatsworth hereunder. DEALER shall specify, for each order, the manner of shipment desired, the end-user destination of the shipment, the name of the end user, if known, and an accurate description of any requested modifications to the Equipment. Chatsworth reserves the right to reject orders submitted by DEALER if, i) Chatsworth has a conflict of interest related to the order or proposed end-user; ii) the order is incomplete (in which case Chatsworth will specify the missing details and request that DEALER provide the necessary information); iii) Chatsworth has discontinued the product or service; or iv) DEALER is in default of its obligations under any agreement with Chatsworth and/or Pearson.

6. Pearson Commission. As compensation for the services to be provided herein and in recognition of Pearson's willingness to allow Chatsworth access to it's channel of international sales distributors, which both parties agree is considered to be a Pearson trade secret, Chatsworth will:

a. Commission Amount. Pay Pearson a 12% commission on Chatsworth's Base Cost on sales to DEALERS pursuant to this agreement and/or sales of the Equipment made by Chatsworth outside the United States;

b. Payment Schedule. Chatsworth will pay Pearson all commissions due and provide a quarterly report to Pearson within 30 days after the close of each Chatsworth fiscal quarter detailing all sales of the Equipment to DEALERS along with the Chatsworth Base Cost and the DEALER price;

c. Reconciliation. Pearson will send written notice to Chatsworth regarding any discrepancies in the calculation of the commission amounts for the preceding quarter. The parties will work together to resolve any discrepancies. If such discrepancies are not resolved within 15 days from the date of said notice to Chatsworth, such discrepancies will be resolved by an accounting firm selected by Pearson and paid for by the party who is deemed to be in error regarding such discrepancies.

7. Limitation of Liabilities. PEARSON SHALL IN NO WAY BE LIABLE FOR ANY LOST PROFITS, BUSINESS REVENUE, OR GOODWILL OR FOR ANY INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES SUFFERED BY CHATSWORTH IN CONNECTION WITH THIS AGREEMENT OR THE ACTIONS OR INACTIONS OF ITS DEALERS.

8. Representations & Indemnification. Chatsworth represents and warrants that Chatsworth does not have, and during the term of this Agreement will not have, an existing conflict of interest which would affect Chatsworth's performance hereunder. Chatsworth agrees to indemnify, defend, and hold harmless Pearson, its officers, agents and employees from and against any claims and losses, including costs and reasonable attorneys' fees, arising out of Chatsworth's failure to comply with the terms of this Agreement or any Chatsworth sales arrangement with any DEALER.

Pearson represents and warrants that Pearson does not have, and during the term of this Agreement will not have, an existing conflict of interest which would affect Pearson's performance hereunder. Pearson agrees to indemnify, defend, and hold harmless Chatsworth, its officers, directors, agents and employees from and against any claims and losses, including costs and reasonable attorneys' fees, arising out of Pearson's failure to comply with the terms of this Agreement .

9. Term. Unless otherwise terminated as allowed by this Agreement, this Agreement will have an initial term of three (3) years beginning on the Effective Date and, upon expiration of that initial term, this Agreement will automatically renew for consecutive one (1) year terms. At the end of the initial term and at any time during any renewal term(s), either Pearson or Chatsworth may terminate or modify this Agreement, effective upon ninety (90) days' prior written notice to the other party

10. Termination. Except as provided elsewhere in this Agreement, either party may terminate this Agreement by written notice setting forth the reason(s) for termination, if the other defaults in any obligation or representation hereunder and has not cured the same within thirty (30) days of its receipt of written notice of the default from the other party. Pearson shall have the right to terminate this Agreement immediately for good cause, upon written notice, if: a) Chatsworth has abandoned the relationship established hereunder; b) Chatsworth has materially impaired the goodwill associated with Pearson and/or the Pearson's relationship with any DEALER(s) selected to distribute the Equipment; c) Chatsworth discontinues distribution of the Equipment; d) Chatsworth sells or markets products to existing or potential Pearson customers which compete with any current Pearson products as listed on Schedule B) Chatsworth becomes insolvent or bankrupt or upon the institution of any proceedings by or against it seeking relief under any laws relating to bankruptcy or insolvency, other than a Chapter 11 reorganization under which Chatsworth continues to operate as a debtor in possession or upon any assignment for the benefit of creditors, or upon the appointment of a receiver or trustee of any of its property or assets. Chatsworth shall have the right to terminate this Agreement immediately for good cause, upon written notice, if: a) Pearson has abandoned the relationship established hereunder; b) Pearson and/or its DEALERs have materially impaired the goodwill associated with Chatsworth and its Equipment; c) Pearson and/or its DEALERs discontinue the marketing and sale of the Equipment, providing such discontinuance of marketing and Equipment sales are not due to product performance issues that Chatsworth has not resolved; d) Pearson sells or markets products which compete with the Equipment in the territories of the respective DEALERs; e) Pearson becomes insolvent or bankrupt or upon the institution of any proceedings by or against it seeking relief under any laws relating to bankruptcy or insolvency, other than a Chapter 11 reorganization under which

Pearson continues to operate as a debtor in possession, or upon any assignment for the benefit of creditors, or upon the appointment of a receiver or trustee of any of its property or assets. If Pearson elects termination other than for good cause attributable to Chatsworth, Pearson will continue to allow its DEALERs to promote the sales of the Equipment for six months thereafter so long as a) Chatsworth continues to support the Equipment and existing DEALERs and customers thereof; and b) Chatsworth continues continues to pay Pearson as specified in this Agreement. If termination is for any other reason, Pearson will not be entitled to any other residual commissions after termination of this Agreement. Sections **6, 7, 8, 11, 14, 16, and 19** shall survive any termination or cancellation of this Agreement.

11. Confidential/Proprietary Information. Chatsworth acknowledges that Pearson has invested an undetermined amount of time and finances into establishing its channel of international distributors and any damage to any and/or all of these relationships would cause irreparable harm to Pearson. Chatsworth hereby recognizes that any information disclosed to Chatsworth pertaining to Pearson's relationship with any DEALER is confidential and proprietary to Pearson and agrees not to use or disclose any of Pearson' information during the term of this Agreement, or thereafter, for any purpose other than as permitted or required for performance by Chatsworth under this Agreement. Chatsworth will take all necessary measures to prevent any improper use or disclosure by Chatsworth's employees, agents, and affiliates during the term of this Agreement and thereafter. Upon termination of this Agreement, Chatsworth agrees to promptly return to Pearson, as directed by Pearson, all of Pearson' international distributor lists and the like and shall refrain from contacting said DEALERs for a period of two (2) years from the termination or cancellation of this Agreement, except as it relates to sales generated prior to any such cancellation or termination.

12. Trademark License. Subject to the terms and conditions of this Agreement, PEARSON hereby grants to Chatsworth the right and license for the term of this Agreement to make use of Pearson's trademarks and trade names in Chatsworth's advertising, marketing, and promotional materials. Nothing contained herein shall be construed as a grant of Pearson's registered trademark(s) or other trade names. Use of Pearson trademarks must be approved in advance by the designated Pearson marketing representative which approval shall be promptly provided and not unreasonably withheld.

13. Advertising. Without Pearson's prior written consent, Chatsworth shall not use or permit use of the words "Pearson" or any similar word or trademark of Pearson or any Pearson entity in the description or marketing of services or goods by Chatsworth, its affiliates or their respective directors, officers, shareholders, employees, independent contractors, subcontractors or agents, nor shall Chatsworth advertise or publish that Chatsworth has contracted to furnish the Services pursuant to this Agreement.

14. Notices. Any legal notices permitted or required by this Agreement shall be deemed made on the day personally delivered in writing or mailed by certified or registered mail, postage paid, to the other party at the address set forth below or to such other persons and address as either party may designate in writing:

If to Chatsworth:	Chatsworth Data Corporation 20710 Lassen St., Chatsworth, CA 91311 Attention: Dave Young
If to Pearson:	Pearson Assessments 1313 Lone Oak Road Eagan, MN 55121 Attention: Joann B. Smith With a copy to: Harvey Rupert

15. Reporting and Recordkeeping. Chatsworth shall provide written reports of progress to Pearson as reasonably requested by Pearson and in a form acceptable to Pearson. Unless otherwise requested by Pearson, Chatsworth's reports shall, as applicable, include: (a) status of progress; (b) short description of problems with DEALERs, if any; (c) proposed recovery method for resolution, if needed; and (d) potential schedule delays in meeting any shipment, if any.

16. Records. Chatsworth shall maintain complete and accurate books of account and records relating to the performance of this Agreement and in support of all charges. Chatsworth shall preserve such records for the later of (a) two (2) years after completion of any sale of Equipment to any DEALER, (b) while any dispute between the parties as to the term of this Agreement remains unresolved or (c) for such longer period of time as may be required by applicable law. All such records shall be open for review or audit by Pearson or by an accounting firm selected and paid by Pearson at reasonable times and on reasonable advance written notice. Such records shall include sales records and documentation, dealer correspondence, invoices, etc.

17. Waiver. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereof. The failure of either party to act in a breach of this Agreement by the other shall not be deemed a waiver of such breach or a waiver of future breaches, unless such waiver shall be in writing and signed by the party against whom enforcement is sought.

18. Survival. Any terms of this Agreement, which by their nature extend beyond the expiration, termination or cancellation of this Agreement, including, without limitation, Sections 15 and 16 hereof shall remain in full force and effect until fulfilled and/or performed and shall inure to the benefit of and be binding upon Chatsworth and Pearson and their respective successors and assigns.

19. Alternative Dispute Resolution. Subject to either party's right to seek injunctive relief, in the event of a dispute concerning contractual causes arising from this Agreement, the parties shall endeavor in good faith to settle the dispute through negotiation. If the dispute cannot be resolved through negotiation, or another mutually agreeable dispute resolution mechanism, either of the parties has the right to request non-binding mediation provided, however, that neither party will be precluded from first commencing litigation of such dispute if required by operation of law to preserve its rights and claim; and provided further, however, that the mediation provisions of this Agreement shall not apply to any claim or cause of action for which equitable relief is sought in order to protect intellectual property rights or Confidential Information. If mediation fails to resolve the dispute, the parties agree to submit the matter in dispute to binding arbitration. Written notice of the intent to submit a matter to arbitration shall be given by the party requesting the same. In any case, regardless of any rules of the selected arbitration organization to the contrary, only one (1) arbitrator shall be used to decide the outcome of the arbitration. Such arbitration shall be held in Saint Paul, Minnesota, or if the parties agree upon another location, that other location. The prevailing party shall be entitled to an award of attorneys' fees. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the arbitrator's award may be entered in any court having jurisdiction over such matter.

20. Insurance.

i). Insurance. Chatsworth agrees to provide and maintain, at it's own cost and at all times during performance under this Agreement, such liability insurance coverage as are set forth below, and to otherwise comply with the provisions that follow.

ii) Workers' Compensation. Workers' Compensation insurance in compliance with all applicable statutes. Such policy will include Employer's Liability coverage in at least such amount(s) as are customarily provided in Workers' Compensation policies issued in the jurisdictions in which Principia's services will be performed.

iii) General Liability. "Commercial General Liability Insurance" (Insurance Services Office policy form title), or equivalent policy form, providing coverage on an "occurrence," rather than on a "claims-made" basis, the policy for which will include, but not be limited to, coverage for Bodily Injury, Property Damage, Personal Injury, Contractual Liability (applying to this Agreement), Independent Contractors, and Products-Completed Operations Liability. Such policy will name the other party as an Additional Insured thereunder, and will apply on a primary basis with respect to any similar insurance maintained by such party, which other insurance of, if any, will apply excess of the other party's insurance and not contribute therewith.

Such Commercial General Liability Insurance Policy will provide a combined single limit in the amount of at least $1,000,000 Each Occurrence, applying to liability for Bodily Injury and Property Damage, and a combined single limit of at least the same amount applying to liability for Personal Injury and Advertising Injury. Such minimum limits may be satisfied by the limit afforded under Commercial General Liability Insurance Policy, or by such Policy in combination with the limits afforded by an Umbrella or Excess Liability Policy (or policies); provided, that the coverage afforded under any such Umbrella or Excess Liability Policy is at least in all material respects as broad as that afforded by Commercial General Liability Policy, and further, that the other party is included as an Additional Insured thereunder.

iv) Automobile Liability. Automobile Liability Insurance covering liability for Bodily Injury and Property Damage arising out of the ownership, use, maintenance, and operation of all owned, nonowned and hired automobiles and other motor vehicles utilized in connection with performance under this Agreement. The policy providing such insurance will afford a total liability limit for combined Bodily Injury and/or Property Damage liability in the amount of at least $1,000,000 per accident. Such total limit may be satisfied by the limit afforded under such policy, or by such policy in combination with the limit afforded by an Umbrella or Excess Liability Policy (or policies); provided, however, that the coverage afforded under any such Umbrella or Excess Liability Policy will be, in all material respects, at least as broad with respect to such automobile liability insurance as that afforded by the underlying policy.

Such policy, and if applicable, such Umbrella or Excess Liability Policy will include the other party as an Additional Insured thereunder, will include coverage for liability assumed under contract, and will apply on a primary basis with respect to any similar insurance maintained by the other party.

v) Responsibility for Liability Insurance Limits. It is understood and agreed that the liability insurance coverage and limits required to be maintained under this Agreement are minimum requirements only, and that (a) each party will independently determine whether such coverage and limits are adequate to protect its interests, and (b) each party will have no responsibility or liability whatsoever to the other for the inadequacy of any such coverage or limit to protect its interests.

vi) Release and Waiver. Chatsworth agrees to rely entirely upon its own property insurance for recovery with respect to any damage, loss or injury to its property interests, however caused. Chatsworth hereby releases the Pearson, and others acting on its behalf, from all claims, and all liability or responsibility, and to anyone claiming through or under the other party, by way of subrogation or otherwise, for any loss of or damage to its business or property caused by fire or other peril, even if such fire or other peril was caused in whole or in part by the negligence or other act or omission of the other party who is to be released by the terms hereof, or by anyone for whom such party may be responsible.

vii) Insurers. All policies of insurance required under this Agreement will be maintained with financially sound and reputable insurers, and all such insurers must be acceptable to Pearson. Such acceptance will not be unreasonably withheld or delayed. An insurer with a current A. M. Best Company rating of at least A:VII will be conclusively deemed to be acceptable. In all other instances, Pearson will have fifteen (15) business days from the date of receipt of evidence of insurance to advise in writing of any insurer that is not acceptable. If a party does not respond in writing within such fifteen (15) day period, insurers will be deemed to be acceptable.

viii) Evidence of Insurance. Upon execution of this Agreement, Chatsworth will provide evidence that the insurance coverage required hereunder is in full force and effect. At least fifteen (15) days prior to the termination of any such coverage, each party will provide evidence that such coverage will be renewed or replaced upon termination with insurance that complies with these provisions. Such evidence of insurance will be in the form of a standard Certificate of Insurance, will include copies of the pertinent Additional Insured endorsements, and will contain sufficient information to allow a determination to be made whether there is compliance with these provisions. All required policies will be endorsed to require that the insurer provide at least thirty (30) day notice to the other party prior to the effective date of policy cancellation or non-renewal, or of policy change that would result in noncompliance with the insurance requirements of this Agreement.

viii) Insurance Terms. Insurance terms not otherwise defined in this Agreement will be interpreted consistent with insurance industry usage.

21. Miscellaneous. Chatsworth is an independent contractor, not an agent or employee of Pearson, and shall have no authority to bind, create, or assume any obligation on Pearson' behalf. Chatsworth shall bear the entire cost and expense of conducting Chatsworth's business and comply fully with and observe all applicable laws, rules, and regulations with respect to its obligations under this Agreement. The remedies provided in this Agreement are not exclusive, and its provisions are severable. Neither party may delegate its responsibilities or assign its rights under this Agreement without the express written consent of the other party.. Any such assignment or attempted assignment by either party without the consent of the other party shall be void. No failure to require strict performance or to exercise any right or remedy hereunder will preclude requiring strict performance or exercising any right or remedy in the future. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF MINNESOTA. With the attached Schedule(s), this is the entire agreement (and supersedes all previous agreements) between Pearson and Chatsworth relating to the Equipment. No change in this Agreement or Schedule(s) will be valid unless in writing, signed by both Pearson and Chatsworth.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as set forth below:

AGREED:

NCS PEARSON, INC.

By: [signature]
(Authorized Signature)

Name: J.T. HARTNETT
(Print)

Title: PRESIDENT, PEARSON ASSESSMENTS

Date: 10/31/06

AGREED:

CHATSWORTH DATA CORPORATION

By: [signature]
(Authorized Signature)

Name: J. Stewart Asbury III
(Print)

Title: President and CEO

Date: 10/31/06

Chatsworth Data Corp.

Re-Seller Price List

ACF-200



Single Sided Pen/Pencil (VR)
Autofeed-200 cards per minute
Continuous or software controlled feed.
Max 12" long form with 80 columns
Min. 5" long form
Shipping Wt: 9.0 Lbs

MSRP effective 9/1/06 $1695.00

Prices subject to 90 days' notice

		Pearson Assessment International Pricing			
Model	**Product Description**	**1-9 Units**	**10-49 Units**	**50-99 Units**	**100 + Units**
670400-001	ACF-200/VR/RS (Base Price)	$1,153	$1,068	$975	
	Pearson Commission (12%)	$138	$128	$117	
	Dealer Price	$1,291	$1,196	$1,092	Quote
670400-010	ACF-200/VR/USB (Base Price)	$1,183	$1,098	$1,005	
	Pearson Commission (12%)	$142	$132	$121	
	Dealer Price	$1,325	$1,230	$1,125	Quote
Part	**Accesseries**				
9A030900	Universal Power Adapter /w DC cable	Included	Included	Included	
4PA00005	U.S. AC Power adapter cable	Included	Included	Included	
364002-001	European AC Power adapter cable	Request	Request	Request	
	6' RS232c Serial communication cable	w/RS	W/RS	w/RS	
	6' USB communications cable	w/USB	w/USB	w/USB	
Option	**Description**	**1-9 Units**	**10-49 Units**	**50-99 Units**	**100 + Units**
670400-002	IR (pencil only) /RS	Quote	Quote	Quote	Quote
670400-011	IR (pencil only) /USB	Quote	Quote	Quote	Quote

The above pricing is based on a plastic case, for metal case add 15% to the Base Price

All Prices are in US Dollars,
FOB Chatsworth, CA.

SCHEDULE B
NCS PEARONS PRODUCTS

iNSIGHT OMR
OpScan 4U
OpScan 6
OpScan 8
OpScan 10
OpScan 15
OpScan 21
5000i®
iNSIGHT™ 70
iNSIGHT™ 150
iNSIGHT™ 30
EZData™
Spare Parts
Pearson Assessments Forms
Pearson Assessments Scanner Software
(shall include ny products, forms or software derived from the aforementioned list)